EXHIBIT 99.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) by and among PremierWest Bancorp, an Oregon corporation, PremierWest Bank, an Oregon state chartered bank (the “Bank”, and together with PremierWest Bancorp, “PremierWest”) and Douglas N. Biddle (“Executive”), is made and entered into effective dated as of January 5, 2011 (the “Effective Date”).

AGREEMENT

1. EMPLOYMENT. PremierWest employs Executive, and Executive accepts employment with PremierWest on the terms and conditions of this Agreement.

2. TERM OF AGREEMENT.

2.1 Initial Term; Renewal. The initial term of this Agreement is three years (the “Term”), commencing on the Effective Date. On December 31, 2011, and on each December 31st thereafter, the Term shall be automatically extended for an additional year, unless a party gives written notice of non-renewal to the other party not less than 90 days prior to such December 31st. If either party gives written notice of non-renewal, Executive’s employment shall terminate at the end of the Term (“Termination For Non-Renewal”), provided, however, that if Executive and PremierWest agree that Executive will remain an employee of PremierWest, this Agreement shall terminate at the end of the Term and Executive’s continued employment thereafter shall be (i) on an at-will basis and (ii) under PremierWest’s then current policies and procedures generally applicable to employees.

2.2 No Guarantee of Employment. Notwithstanding the term of this Agreement, PremierWest may terminate Executive’s employment at any time for any lawful reason or for no reason at all, subject to the provisions of this Agreement.

3. DUTIES. Executive shall be employed as Executive Vice President and Chief Financial Officer. Executive shall serve under the direction of the President and Chief Executive Officer (the “Supervisor”). Executive’s responsibilities will be as set forth on Addendum A, as modified from time to time by the Supervisor. Executive shall perform his responsibilities in accordance with state and federal law, PremierWest’s employment policies and procedures and the Articles of Incorporation and Bylaws, as each may be amended or restated from time to time, of PremierWest Bancorp and the Bank. Executive shall, to the best of Executive’s ability, at all times loyally and conscientiously perform all of the duties and obligations required of Executive pursuant to this Agreement and as directed by the Supervisor. Executive shall devote Executive’s entire working time, attention, skills and efforts to PremierWest’s business and affairs, shall faithfully and diligently serve PremierWest’s interests and shall not engage in any business or employment activity that is not on PremierWest’s behalf (whether or not pursued for gain or profit) except for (i) activities approved in writing in advance by the Supervisor and (ii) passive investments that do not involve Executive providing any advice or services to the businesses in which the investments are made.

4. COMPENSATION AND OTHER BENEFITS. For services performed by Executive under this Agreement and subject to the restrictions in this Agreement, PremierWest agrees to pay the following compensation and provide the following benefits to Executive:

4.1 Base Salary. Executive’s annual base salary is $175,000 (the “Base Salary”) and is payable in installments not less frequently than monthly, less all amounts required to be withheld, deducted or collected, in accordance with the Bank’s normal payroll practices for similarly situated executive management employees, as such policies may be changed from time to time. The Base Salary shall be subject to annual review by the Supervisor.

4.2 Vacation. Executive is entitled to not less than four weeks of paid vacation per calendar year to be used in accordance with the terms and conditions of the Bank’s policies and procedures generally applicable to employees.

4.3 Benefit Plans. Executive may participate in group health, life and disability insurance coverage programs, and compensation, bonus, incentive, and benefit plans in effect from time to time throughout the term of this Agreement, which PremierWest generally makes available to its execute management employees provided that Executive satisfies the eligibility requirements for any such plans or benefits. As any of the foregoing benefits are enhanced, modified, diminished or eliminated for all other similarly situated employees, the same changes shall apply to Executive. The Bank reserves the right to offer individual benefit arrangements to other employees without having to extend such individual arrangements to other executive employees including Executive.

4.4 Automobile. PremierWest shall provide a vehicle of its choosing for use by Executive during the term of his employment.

4.5 Club Dues. During the term of this Agreement, PremierWest shall pay Executive’s monthly dues at a club mutually agreeable to Executive and the Supervisor.

5. TERMINATION.

5.1 Separation from Service. When used in this Agreement, the phrase “Termination of Employment” means a termination of employment that meets the definition of “separation from service” as defined in Internal Revenue Code (the “Code”) Section 409A and the regulations promulgated thereunder, as such regulations may change from time to time, or any successor provision of the Code or such regulations. If a Termination of Employment occurs before the expiration of the term of this Agreement, Executive’s compensation and benefits shall terminate except as otherwise expressly provided in this Agreement. Any purported Termination of Employment by PremierWest or by Executive shall be communicated by written notice of termination to the other. The notice must state (a) the specific termination provision of this Agreement relied upon, (b) the date on which termination shall become effective, and (c) in the event of Termination of Employment For Cause or Termination of Employment For Good Reason, the notice must state in reasonable detail the facts and circumstances forming the basis for termination.

5.2 For Cause. PremierWest may terminate this Agreement upon notice, without further liability, for Cause (“Termination of Employment For Cause”). “Cause” for termination will exist upon the occurrence of one or more of the following events:

(a) Fraudulent Conduct. An act of fraud, embezzlement, or theft by Executive in the course of his employment with PremierWest;

(b) Breach of Agreement. A breach by Executive of this Agreement if such breach is not remedied or is not being remedied to the Supervisor’s or Board’s satisfaction within 30 days after written notice, including a description of the breach, has been delivered to Executive;

(c) Gross Negligence/Insubordination. Gross negligence or insubordination by Executive in the performance of his duties as an officer if such gross negligence or insubordination is not remedied or is not being remedied to the Supervisor’s or Board’s satisfaction within 30 days after written notice, including a description of the gross negligence or insubordination, has been delivered to Executive;

(d) Breach of Fiduciary Duties. A breach by Executive of his fiduciary duties to PremierWest or its shareholders or misconduct involving dishonesty, in either case whether in his capacity as an officer of PremierWest Bancorp or the Bank;

(e) Criminal Conviction. Conviction of Executive for a felony or conviction of Executive for a misdemeanor involving moral turpitude;

(f) Violation of Law. Intentional violation of any federal or state law or regulation, or significant policy of, PremierWest Bancorp or the Bank committed in connection with Executive’s employment, which adversely affects PremierWest Bancorp or the Bank;

(g) FDIC Removal Order. Removal of Executive from office or prohibition of Executive from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. 1818(e)(4) or (g)(1); or

(h) Unsatisfactory Performance. If Executive’s performance review results in a rating of less than “consistently meets expectations” and Executive’s performance is not brought to at least such rating within 90 days after the performance review is complete and thereafter sustained at such rating.

5.3 Without Cause. PremierWest may terminate Executive, upon 90 days’ written notice, in PremierWest’s sole discretion (“Termination of Employment Without Cause”).

5.4 For Good Reason. Executive may terminate his employment for Good Reason (“Termination of Employment For Good Reason”) upon notice. For Executive’s termination to qualify as Termination of Employment For Good Reason, Executive must terminate his employment within 180 days of the occurrence of the Good Reason event. “Good Reason” will exist upon the occurrence, without Executive’s consent, of one or more of the following events, provided that Executive has informed PremierWest in writing of the circumstances described below that could give rise to Termination of Employment For Good Reason within 30 days of the occurrence of such event and PremierWest has not removed the circumstances (or notified Executive that PremierWest disputes that such circumstances qualify as a Good Reason) within 60 days of the written notice:

(a) Reduction in Base Salary. A material reduction of Executive’s Base Salary;

(b) Failure to Obtain Assumption Agreement. The failure of a successor or assign of PremierWest to assume and agree to perform this Agreement, if assignment and assumption does not automatically occur under operation of law;

(c) Material Breach. A material breach of this Agreement by PremierWest that is not corrected within a reasonable time; or

(d) Relocation of Executive. Requiring Executive to change his principal work location to any location that is more than 25 miles from the location of PremierWest’s principal executive offices on the Effective Date.

5.5 Resignation. Executive may voluntarily terminate his employment without Good Reason (“Resignation”), with at least 90 days prior written notice.

5.6 Death or Disability. Executive’s employment will immediately terminate upon Executive’s death. PremierWest may terminate Executive’s employment if Executive becomes Disabled effective immediately upon notice by PremierWest. “Disability” means (i) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering PremierWest employees.

6. TERMINATION-RELATED BENEFITS.

6.1 Termination of Employment For Cause or For Non-Renewal; Resignation. Upon death, termination due to Disability, Termination of Employment For Cause or Termination of Employment For Non-Renewal, or upon Resignation, Executive shall not be entitled to any post-termination benefits under this Agreement.

6.2 Termination of Employment Without Cause or For Good Reason. Upon Termination of Employment Without Cause or upon Termination of Employment For Good Reason, PremierWest will continue to pay Executive’s monthly Base Salary payment amount immediately prior to Termination of Employment for twelve months (the “Post-Termination Benefit”), provided, however, that receipt (and continued receipt) of the Post-Termination Benefit is subject to the provisions of Section 11 and is also expressly conditioned on Executive: (i) having executed the Separation Agreement and the revocation period having expired without Executive having revoked the Separation Agreement, (ii) not being in violation of any term of this Agreement or the Separation Agreement; and (iii) not engaging in Competitive Activities (defined below). Subject to Section 11, payments will commence starting the next regular pay period following the date of Termination of Employment Without Cause or Termination of Employment for Good Reason and satisfaction of the conditions set forth in this Section 6.2. Upon Termination of Employment Without Cause or upon Termination With Good Reason, PremierWest shall transfer all right. Title, and interest in and to vehicle provided to the executive, as referenced in Section 4.4, not later than the day on which the Executive has a Termination of Employment.

6.3 Definition of Competitive Activities. “Competitive Activities” means any activity as an officer, director, partner, principal, trustee, agent, owner (except for an ownership of less than one percent (1%) of any publicly traded security), employee, organizer, founder, advisor or consultant of, or otherwise becoming associated with, a financial services company with an office or doing business within 50 miles of any office or branch of PremierWest (or in the event Termination of Employment follows a Change in Control, any former office or branch of PremierWest) or of any of its subsidiaries in existence at the time of Termination of Employment.

6.4 Subsequent Employer Notification. Executive agrees to give PremierWest, at the time of Termination of Employment, a declaration under penalty of perjury of the name of Executive’s new employer, if known, or if not known, that subsequent employer is not known. Executive further agrees to disclose to PremierWest, during the period in which Executive is receiving the Post-Termination Benefit, the name of any subsequent employer, wherever located and regardless of whether such employer is a competitor of PremierWest.

7. RESTRICTIONS ON ACTIVITIES.

7.1 Acknowledgment of Notice. Executive acknowledges that he was informed in a written employment offer received at least two weeks before the first day of the employment that a non-competition agreement is required as a condition of employment.

7.2 Competitive Activities. In addition to the restrictions on Competitive Activities in Section 6 of this Agreement, Executive shall not engage in Competitive Activities during Executive’s employment.

7.3 Non-Solicitation. For a period of one year following Termination of Employment, Executive shall not solicit any customer of PremierWest Bancorp, Bank or of any of their respective subsidiaries for services or products then provided by PremierWest Bancorp or Bank or any of their respective subsidiaries. For purposes of this Section, “customers” are defined as (a) all customers serviced by PremierWest Bancorp or Bank, or any of PremierWest Bancorp’s or Bank’s subsidiaries, at any time within 12 months before termination of Executive’s employment, (b) all customers and potential customers whom PremierWest Bancorp, Bank or any of PremierWest Bancorp’s or Bank’s subsidiaries, with the knowledge or participation of Executive, actively solicited at any time within 12 months before termination of Executive’s employment, and (c) all successors, owners, directors, partners and management personnel of the customers just described in (a) and (b).

7.4 Non-Raiding of Employees. Executive recognizes that PremierWest’s workforce is a vital part of its business; therefore, Executive agrees that for a period of one year following Termination of Employment, Executive will not to directly or indirectly solicit any employee to leave his or her employment with PremierWest Bancorp, Bank or any of PremierWest Bancorp’s or Bank’s subsidiaries, including, without limitation, that Executive will not (a) disclose to any third party the names, backgrounds or qualifications of any of PremierWest Bancorp’s, Bank’s or PremierWest Bancorp’s or Bank’s subsidiaries’ employees or otherwise identify them as potential candidates for employment, or (b) personally or through any other person approach, recruit, interview or otherwise solicit employees of PremierWest Bancorp’s, Bank’s or PremierWest Bancorp’s or Bank’s subsidiaries to work for any other employer. For purposes of this Section, employees include all employees working for PremierWest Bancorp, Bank or PremierWest Bancorp’s or Bank’s subsidiaries at any time during the twelve (12) months prior to the time of Termination of Employment.

7.5 Nondisclosure. Executive covenants and agrees that he will not reveal to any person, firm, or corporation any Confidential Information of any nature concerning PremierWest or its business, or anything connected therewith. “Confidential Information” means all of PremierWest’s confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including, without limitation:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

(d) trade secrets, as defined from time to time by the laws of the State of Oregon.

Notwithstanding the foregoing, Confidential Information excludes information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain (i) by or through action of PremierWest, or (ii) by or through action of another person not in violation of a non-disclosure covenant with PremierWest. This Section does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by Executive in the ordinary course of business and within the scope of his authority.

7.6 Return of Material. Executive agrees to deliver or return to PremierWest upon termination of employment, or as soon thereafter as possible, all written information and any other similar items furnished by PremierWest or prepared by Executive in connection with his services hereunder. Executive will retain no copies thereof after Termination of Employment.

7.7 Creative Work. Executive agrees that all creative work and work product, including, without limitation, all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during his employment with PremierWest, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by PremierWest. Executive hereby assigns to PremierWest Bancorp and to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

7.8 Reasonableness; Remedies. Executive acknowledges and agrees that the restrictive covenants in Sections 6 and 7 are fair and reasonable and are the result of negotiation between PremierWest and Executive (and Executive’s counsel, if Executive has sought the benefit of counsel). Executive further acknowledges and agrees that the covenants and obligations in this Agreement relate to special, unique, and extraordinary matters and that a violation of any of the terms of the covenants and obligations will cause irreparable injury to PremierWest, for which adequate remedies are not available at law. Therefore, Executive agrees that PremierWest shall be entitled to an injunction, restraining order, or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain Executive from committing any violation of the covenants and obligations set forth in Sections 6 and 7 of this Agreement. These injunctive remedies are cumulative and are in addition to any other rights and remedies PremierWest may have at law or in equity. If PremierWest institutes an action to enforce the provisions hereof, Executive hereby waives the claim or defense that an adequate remedy at law is available, and Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.

8. IRC 280G.

8.1 Adjustment of Benefits. In the event Executive becomes entitled to a payment or benefit pursuant to the terms of this Agreement or of any other plan, arrangement or agreement (collectively, the “Payments”) of PremierWest or its successor (collectively, the “Employer”), and the Employer’s Auditor, or such other independent accounting firm or advisor as may be mutually agreeable to PremierWest and Executive, in the exercise of their reasonable good judgment determines that the Payments result in “excess parachute payments” under section 280G of the Code, then Executive shall receive, instead of the Payments, aggregate payments equal to the Reduced Amount (defined below). Executive shall direct in which order the payments are to be reduced, if permissible under applicable law. “Reduced Amount” means the amount, expressed as a present value, that maximizes the aggregate present value of the payments without causing any payment to be nondeductible by the Employer under section 280G of the Code and regulations promulgated thereunder. “Employer’s Auditor” shall mean the independent auditors retained most recently prior to the transaction implicating section 280G of the Code by the Employer, or, if the Employer is not the surviving entity following a Change in Control (defined below), by the Employer’s successor (or any affiliate). In computing the maximum amount payable, the Employer’s Auditor shall take into account the independent value to the Employer of Executive’s restrictive covenants following a Change in Control as set forth in the Separation Agreement, which value should constitute separate consideration outside of sections 280G and 4999 of the Code.

8.2 Adjustment for Overpayments and Underpayments. As a result of uncertainty in the application of sections 280G and 4999 of the Code at the time of an initial determination by the Employer’s Auditor, it is possible that a payment will have been made by the Employer that should not have been made (an “Overpayment”) or that an additional payment that will not have been made by the Employer could have been made (an “Underpayment”). In the event that the Employer’s Auditor, based upon the assertion of a deficiency by the Internal Revenue Service against the Employer or Executive that the Employer’s Auditor believes has a high probability of success, determines that an Overpayment has been made, such Overpayment shall be treated for all purposes as a bilateral error subject to adjustment which Executive shall repay to the Employer, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code. In the event that the Employer’s Auditor determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Employer to, or for the benefit of, Executive, together with interest at the applicable federal rate specified in section 7872(f)(2) of the Code.

8.3 Definition of Change in Control. For purposes of this Agreement, the term “Change in Control” means the first of the following to occur to PremierWest Bancorp (or to the Bank as set forth in more detail below): (1) a ‘change in the ownership,’ (2) a ‘change in the effective control,’ or (3) a ‘change in the ownership of a substantial portion of the assets’ (as those terms are defined in Treas. Reg. 1.409A-3(i)(5)). A Change in Control as defined above includes items (i) through (v) below, provided, however, that (i) the placement of the Bank into receivership or conservatorship by the Federal Deposit Insurance Corporation or a state or federal banking regulatory agency with jurisdiction over the Bank; (ii) the acquisition of all or a substantial portion of the Bank’s assets or assumption of all or a substantial portion of the Bank’s deposit liabilities in an FDIC-assisted transaction; and (iii) a change in the composition of Bank’s or the Holding Company’s board of directors at the direction of a state or federal banking regulatory authority having jurisdiction over the Bank or the Holding Company, shall not constitute a Change in Control.

(i)	the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank (or Bancorp) that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of PremierWest Bancorp or the Bank;

(ii)	the date on which the PremierWest Bancorp or the Bank merges or consolidates with another entity and as a result less than 50% of the total fair market value or total voting power of the stock of the resulting entity immediately after the merger or consolidation is held by any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), who were the holders of PremierWest Bancorp’s or the Bank’s voting securities immediately before the merger or consolidation;

(iii)	the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of PremierWest Bancorp possessing 30% or more of the total voting power of the stock of PremierWest Bancorp;

(iv)	the date a majority of members of PremierWest Bancorp’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of PremierWest Bancorp’s board of directors before the date of the appointment or election (except for a change in the composition of PremierWest Bancorp’s board of directors at the direction of a state or federal banking regulatory authority having jurisdiction over PremierWest); and

(v)	the date any one person, or more than one person acting as a group (as determined under Treas. Reg. 1.409A-3(i)(5)(v)(B)), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from PremierWest that have a total gross fair market value (the value of the assets of Bank or PremierWest Bancorp, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets) equal to or more than 40% of the total gross fair market value of all of the assets of the Bank or PremierWest Bancorp immediately before such acquisition or acquisitions. However, a Change in Control does not occur to the extent that ownership of assets is transferred to: (A) a PremierWest Bancorp shareholder (immediately before the asset transfer) in exchange for or with respect to his or her PremierWest Bancorp stock; (B) an entity, 50% or more of the total value or voting power of which is owned directly or indirectly by PremierWest Bancorp; (C) a person, or more than one person acting as a group, that owns directly or indirectly 50% or more of the total value or voting power of PremierWest Bancorp; or (D) an entity, at least 50% of the total value or voting power of which is owned directly or indirectly by a person described in (C).

9. DISPUTE RESOLUTION.

9.1 Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Medford, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Jackson County Circuit Court, except as set forth herein. Instead of filing of a civil complaint in Jackson County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Jackson County Circuit Court. If no such arbitrator is available, the parties will choose a similarly qualified arbitrator from any other arbitration list for other Circuit Courts in Oregon. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 9.2). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Jackson County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorneys’ fees, costs and expenses in accordance with Section 9.2. There shall be no right to a review of the arbitrator’s decision in court. The arbitrator’s award may be reduced to final judgment or decree in Jackson County Circuit Court.

9.2 Expenses/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including, without limitation, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

9.3 Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Jackson County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

10. GENERAL PROVISIONS.

10.1 Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Oregon.

10.2 Saving Provision. If any part of this Agreement is held to be unenforceable, it shall not affect any other part. If any part of this Agreement is held to be unenforceable as written, it shall be enforced to the maximum extent allowed by applicable law.

10.3 Survival Provision. If any benefits provided under this Agreement are still owed, or claims pursuant to this Agreement are still pending, at the time of termination of this Agreement, this Agreement shall continue in force, with respect to those obligations or claims, until such benefits are paid in full or claims are resolved in full. Sections 6, 7, 8, 9, 10 and 11 of this Agreement shall survive termination of this Agreement and shall be enforceable regardless of any claim Executive may have against PremierWest.

10.4 Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions in no way define, limit, or describe the scope or intent of this Agreement. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

10.5 Entire Agreement. Except as otherwise stated herein, this Agreement constitutes the sole agreement of the parties regarding Executive’s benefits upon Termination of Employment and together with PremierWest’s employee handbook and employment policies and procedures govern the terms of Executive’s employment. Where there is a conflict between the employee handbook and this Agreement, the terms of this Agreement shall govern.

10.6 Previous Agreement. This Agreement supersedes all prior oral and written agreements between Executive and PremierWest, or any affiliates or representatives of PremierWest regarding the subject matters set forth herein.

10.7 Waiver/Amendment. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

10.8 Assignment.

(a) Executive shall not assign or transfer any of Executive’s rights pursuant to this Agreement, wholly or partially, to any other person or to delegate the performance of its duties under the terms of this Agreement. If Executive attempts an assignment or transfer that is contrary to this Section, PremierWest shall have no liability to pay any amount to the assignee or transferee.

(b) The rights and obligations of PremierWest under this Agreement shall inure to the benefit of and be binding in each and every respect upon the direct and indirect successors and assigns of PremierWest, regardless of the manner in which the successors or assigns succeed to the interests or assets of PremierWest. If this Agreement is not otherwise transferred to and assumed by PremierWest’s successor or assign by operation of law, PremierWest shall require such successor of substantially all of the business or assets of PremierWest Bancorp to expressly assume and agree to perform PremierWest’s obligations hereunder.

(c) This Agreement shall not be terminated by the voluntary or involuntary dissolution of PremierWest, by any merger, consolidation or acquisition where PremierWest is not the surviving corporation, by any transfer of all or substantially all of PremierWest’s assets, or by any other Change in Control or any by change in the manner in which PremierWest’s business or assets are held. Executive’s employment shall not be deemed terminated upon the occurrence of one of the foregoing events.

(d) This Agreement will inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executives, administrators, successors, heirs, distributees and legatees.

10.9 Notices. All notices, requests, demands, and other communications provided for by this Agreement will be in writing and shall be deemed sufficient upon receipt, when delivered personally or by a nationally-recognized delivery service (such as Federal Express), or three (3) business days after being deposited in the U.S. mail as certified mail, return receipt requested, with postage prepaid, if such notice is properly addressed. Unless otherwise changed in writing, notice shall be properly addressed to Executive if addressed to the address of Executive on the books and records of PremierWest at the time of mailing of such notice, and properly addressed to PremierWest if addressed to PremierWest Bancorp, 503 Airport Road, Medford, OR 97504, Attention: Corporate Secretary.

11. ADDITIONAL COVENANTS AND RESTRICTIONS.

11.1 FDIC Rules and Regulatory Matters. Executive and PremierWest acknowledge and agree that Part 359 of the regulations of the FDIC [12 CFR Part 359] require prior FDIC and Federal Reserve Bank of San Francisco / Board of Governors of the Federal Reserve System (the “Federal Reserve”) approval to both enter into this Agreement and to make any payments pursuant to Section 6.2 of this Agreement. Notwithstanding any other provision in this Agreement, PremierWest shall make no payment of any benefit provided for herein to the extent that such payment would be prohibited by the provisions of Part 359 of the regulations of the FDIC [12 CFR Part 359] as the same may be amended from time to time, and if such payment is so prohibited, PremierWest shall use its best efforts to secure the consent of the FDIC, the Federal Reserve or other applicable banking agencies to make such payments in the highest amount permissible, up to the amount provided for in this Agreement. Notwithstanding any provision in this Agreement to the contrary, if it is determined that Executive has committed, is substantially responsible for, or has violated, the respective acts or omissions, conditions, or offenses outlined under 12 CFR 359.4(a)(4), PremierWest or its successors shall have the right to demand the return of, and the Executive shall promptly return, any payments made under Section 6.2.

11.2 IRC 409A. To the extent the any payment or benefit under this Agreement is subject to Section 409A of the Code and Executive is deemed to be a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, commencement of payment shall be delayed for six (6) months following Executive’s termination of employment and the first installment payment made in the seventh month following termination of employment shall equal the aggregate installment payments Executive would have received during the first six months of the installment period, plus the payment Executive is otherwise entitled to receive for the seventh month of the installment period. If PremierWest or Executive believe, at any time, that this Agreement does not comply with Section 409A, it will promptly advise the other party and will negotiate reasonably and in good faith to amend the terms of the Agreement, if permitted under Section 409A, with the most limited possible economic effect on PremierWest and Executive, such that it complies.

11.3 TARP COMPENSATION STANDARDS. The provisions set forth in Addendum B shall apply until the last date upon which any obligation arising from financial assistance under the U.S. Treasury’s TARP Capital Purchase Program remains outstanding (disregarding any warrants to purchase common stock of PremierWest Bancorp that the Treasury may hold).

12. ADVICE OF COUNSEL. Executive acknowledges that, in executing this Agreement, Executive has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement this 13th day of October, 2011.

PREMIERWEST BANCORP	EXECUTIVE

By:______________________________ James M. Ford President and Chief Executive Officer	By:______________________________ Douglas N. Biddle

PREMIERWEST BANK

By:______________________________ James M. Ford President and Chief Executive Officer

Signature Page

ADDENDUM A

LOCATION:	Administration
REPORTS TO:	President / CEO
CLASSIFICATION :	Exempt

Summary: Directs finance, recordkeeping and accounting activities for the Bank. Makes recommendations relating to budget preparation, profit forecasts and operational changes as needed.

Duties and Responsibilities:

•         Oversees the finance/accounting functions of the Bank.

•         Presents monthly reports to the Board of Directors and senior management.

•         Responsible for filing all required SEC, Regulatory and other applicable banking reports (i.e.; 10-K, Q, 8-K’s, Call Report, etc).

•         Responsible for writing and implementing Press Releases.

•         Responsible for Investor relations (i.e.; working with Investment Bankers, Investors, Analysts, etc) and responding to same.

•         Chairs Funds Management Committee.

•         Provides guidance regarding investment decisions and implements actions of Funds Management Committee.

•         Writes reviews and recommends changes to the Board Policies as the relate to the Bank and/or Bank Holding Company and the finance/accounting function.

•         Acts as the primary contact with the external Auditors.

•         Supports Executive responsibilities as it relates to auditors, regulators, etc.

•         Participates in determining deposit and loan rates.

•         Serves as trustee of the Bank’s pension plan.

•         Assists with lease negotiation and major purchasing decisions as needed with Chief Administrative Officer.

•         Provides direction for financial planning models.

•         Assists in analysis of new branch site locations and closings of existing branches.

•         Ensure the department personnel maintain a current knowledge of and process work in accordance with Bank policies and procedures.

•         Ensure all personnel are fully aware of and adhere to Bank’s CIP, BSA and related security procedures.

•         Ensure each staff member completes the required Compliance training within established time frames.

•         Performs other duties as assigned

Position Qualifications:

•         MBA preferred; BS, BA, or BBA Degree required or equivalent experience.

•         Minimum 12 years of experience in a senior financial position, with extensive administrative experience in financial institutions.

•         CPA designation preferred.

•         Extensive background in financial institution accounting and auditing, operations, and policies and procedures related to same.

•         High-level analytical skills.

•         Ability to manage a group of highly trained personnel.

•         Excellent written and verbal communication skills.

•         Maintain a current knowledge of and process work in accordance with Bank policies and procedures.

•         Specifically adhere to the Bank’s CIP, BSA and related security procedures

•         Complete required Compliance training within established time frames.

Working Conditions

•         Normal working conditions

•         Occasional travel

•         May involve occasional exposure to noise, hazards, fumes, dust and /or odors at customer sites when making calls. (Normal safety precautions should be applied at all time).

Progression: Generally depends upon degree of independence, amount of discretionary judgment required, experience, time in position and availability of appropriate job openings.

The above statements are intended to describe the general nature and level of work being performed. They are not intended to be construed as an exhaustive list of all responsibilities, duties and skills required of the employee(s) classified in this position.

ADDENDUM B

1 Definitions. As used in this Addendum, the following terms have the meanings specified:

(a)	“ARRA” means the American Recovery and Reinvestment Act of 2009;

(b)	“CPP” means the Capital Purchase Program component of the TARP;

(c)	“EESA” means the Emergency Economic Stabilization Act of 2008;

(d)	“TARP” means the Troubled Asset Relief Program established by the Treasury pursuant to the EESA;

(e)	“TARP Compensation Standards” means provisions of the EESA and the ARRA governing compensation and associated regulations, interpretations and guidance that are now, or may in the future be, issued, including the Treasury’s Interim Final Rule under 31 CFR Part 30; and

(f)	“Treasury” means the United States Department of the Treasury.

Capitalized terms used but not defined in this Addendum have the meanings set forth in the TARP Compensation Standards.

2 TARP Compensation Standards. As a participant in the CPP, PremierWest is subject to various executive compensation restrictions under the TARP Compensation Standards. Among other requirements, the TARP Compensation Standards:

(a)	prohibit PremierWest from making any Golden Parachute Payment to its Senior Executive Officers or any of the next five Most Highly-Compensated Employees;

(b)	prohibit PremierWest from paying or accruing any Bonus Payment to the five Most Highly-Compensated Employees, except as permitted by the TARP Compensation Standards;

(c)	require PremierWest to recover or “clawback” any Bonus Payment to its Senior Executive Officers or any of the next 20 Most Highly-Compensated Employees if payment was based on materially inaccurate financial statements or performance metric criteria;

(d)	prohibit PremierWest from maintaining any Employee Compensation Plan that would encourage the manipulation of reported earnings to enhance the compensation of any employee;

(e)	prohibit PremierWest from maintaining any Compensation Plan that encourages Senior Executive Officers to take unnecessary and excessive risks that threaten the value of PremierWest; and

(f)	prohibit PremierWest from providing Gross-Ups to its Senior Executive Officers or the next 20 Most Highly-Compensated Employees.

This Addendum B evidences Executive’s and PremierWest’s intent to comply with the TARP Compensation Standards.

3 Amendment and Modification. In the event that all or any portion of this Agreement is found to be in conflict with the requirements of the TARP Compensation Standards, this Agreement shall be automatically amended or modified to the extent necessary to comply with the TARP Compensation Standards, and this Agreement shall be interpreted and administered accordingly. To the extent that future revisions of this Agreement are required to give effect to or for PremierWest to comply with the TARP Compensation Standards, Executive shall accept such revisions promptly.

4 Golden Parachute Restriction. In the event Executive’s employment terminates and at such time (a) Executive is one of the Senior Executive Officers or employees that PremierWest is prohibited from making a Golden Parachute Payment to under the TARP Compensation Standards and (b) any payment under this Agreement is a Golden Parachute Payment under the TARP Compensation Standards, Executive shall not be entitled to receive such payment only to the extent such payment is prohibited by the TARP Compensation Standards.

5 Bonus Payment Restriction. In the event that any payment or accrual under this Agreement is a Bonus Payment under the TARP Compensation Standards and at the time such Bonus Payment is to be paid or accrual is to be made Executive is one of the employees that PremierWest is prohibited from making a Bonus Payment to under the TARP Compensation Standards, Executive shall not be entitled to receive such payment or accrual only to the extent such payment or accrual is prohibited by the TARP Compensation Standards.

6 Clawback. Notwithstanding any provision in this Agreement to the contrary, if it is later determined that payments under this Agreement were based on materially inaccurate financial statements or performance metric criteria, the full amount of any and all payment(s) that have been made to Executive under this Agreement shall become immediately due and owing to PremierWest, and Executive shall repay the full amount of such payment(s) to PremierWest in accordance with and in a manner that complies with the requirements of the TARP Compensation Standards. Notwithstanding the foregoing, any such recovery shall be required hereunder only to the minimum extent necessary to comply with the applicable requirements of the TARP Compensation Standards.

7 Waiver. In consideration for the benefits Executive will receive as a result of PremierWest Bancorp’s participation in the United States Department of the Treasury’s TARP Capital Purchase Program, Executive hereby voluntarily waives any claim against the United States or PremierWest for any changes to my compensation or benefits that are required to comply with regulations issued by the Department of the Treasury. Executive acknowledges that such regulations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements that Executive has with PremierWest or in which Executive participate as they relate to the period the United States holds any equity securities of Executive acquired through the TARP Capital Purchase Program. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on Executive’s employment relationship.

8 Miscellaneous. This Addendum B shall remain in force and effect only during the TARP Period. This Addendum B is not determinative of Executive’s status as a Senior Executive Officer or as an employee affected by the TARP Compensation Standards, and Executive reserves the right to contest his designation as such now or in the future. Executive shall not be deemed to waive any right to contest the determination of PremierWest or the Treasury as to the amounts owed to Executive by PremierWest pursuant to this Agreement. In the event that any of the TARP Compensation Standards are overturned by a non-appealable determination of a court of competent jurisdiction or otherwise rescinded or revised, with the effect that all or any portion of any formerly withheld or recovered payment could be made to Executive, such amount shall become immediately due and payable to Executive.

Exhibit A – Employment Agreement

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (this “Agreement”) is entered into as of this ____ day of __________, 20___, by and among PremierWest Bancorp (“Bancorp”), an Oregon corporation, PremierWest Bank (the “Bank”), an Oregon-chartered bank and wholly owned subsidiary of PremierWest Bancorp, and ______________ (the “Executive”). PremierWest Bancorp, the Bank, and their subsidiaries and affiliates, including any entity or organization controlling, controlled by, or under common control with PremierWest Bancorp or the Bank, are hereinafter sometimes referred to collectively or individually as “PremierWest”.

WHEREAS, Executive, PremierWest Bancorp and the Bank entered into an Employment Agreement dated effective as of __________________, 20__ (as the same may be amended, the “Employment Agreement”) which provided that PremierWest would provide certain benefits to Executive after Termination of Employment (as defined in the Employment Agreement) under certain circumstances specified in the Employment Agreement as consideration for Executive’s release of claims against PremierWest and certain other benefits as consideration for Executive’s agreement not to engage in certain competitive activities for a specified period of time;

WHEREAS, Executive’s employment will terminate on _____________, 20____ (the “Termination Date”);

WHEREAS, Executive has consulted with counsel of Executive’s choice concerning this Agreement, or Executive has chosen not to consult with counsel, and Executive, and as applicable Executive’s counsel, have had the opportunity to discuss with PremierWest the terms and conditions of this Agreement; and

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PremierWest and Executive hereby agree as follows:

1. Consideration for Release of Claims. Provided Executive does not revoke Section 6(a) and complies with the terms of this Agreement and the Employment Agreement, PremierWest will provide Executive, subject to the terms of the Employment Agreement, the benefits set forth in Section 6 of the Employment Agreement.

2. Nondisclosure. Executive covenants and agrees that he will not reveal to any person, firm, or corporation any Confidential Information of any nature concerning PremierWest or concerning the business of any of them. As used in this Agreement, the term “Confidential Information” means all of PremierWest’s confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including, without limitation:

(a) the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(b) the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c) the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

(d) trade secrets, as defined from time to time by the laws of the State of Oregon.

Notwithstanding the foregoing, Confidential Information excludes information that, as of the date hereof or at any time after the date hereof, is published or disseminated without obligation of confidence or that becomes a part of the public domain (i) by or through action of PremierWest, or (ii) by or through action of another person not in violation of a nondisclosure covenant with PremierWest. This Section does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by Executive in the ordinary course of business and within the scope of his authority.

3. Return of Materials. Executive agrees to deliver or return to the Bank upon termination of employment or as soon thereafter as possible all written information and any other similar items furnished by PremierWest or prepared by Executive in connection with his service to PremierWest. Executive will retain no copies thereof after Termination of Employment.

4. Creative Work. Executive agrees that all creative work and work product, including, without limitation, all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by Executive during the term of his employment with PremierWest, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by PremierWest. Executive hereby assigns to PremierWest Bancorp and to the Bank all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

5. Agreement to Cooperate with PremierWest Through the Executive’s Termination Date. Executive agrees to cooperate as directed by PremierWest with PremierWest and its customers through the date of the Executive’s Termination of Employment and throughout the term of any post-employment consulting agreement, if any. If Executive fails to cooperate to PremierWest’s satisfaction as reasonably determined by PremierWest, Executive shall be deemed to have resigned for purposes of determining benefits under the Employment Agreement, but the other provisions of this Agreement shall remain in full force and effect.

6. Release of Claims.

(a) Release and Covenant Not to Sue. As consideration for receipt of certain benefits specified in the Employment Agreement, Executive, on his or her own behalf and on behalf of Executive’s heirs, executors, successors, and assigns hereby releases PremierWest, its directors, officers, executives, managers, and employees from any and all debts, claims, demands, rights, actions, causes of action, suits, or damages whatsoever and of every kind and nature, whether known or unknown, contingent or otherwise (collectively the “Claims”), against PremierWest and the others released herein, relating to or arising out of Executive’s termination, except to the extent such Claims cannot, under applicable law, be released. Executive also covenants not to sue or file or cause to be filed any complaint with any federal, state, or local agency or in any court against PremierWest or the others released herein regarding any matter related to Executive’s Termination of Employment with PremierWest, including, without limitation, any Claims under the Age Discrimination in Employment Act or any similar federal, state or local law, except to the extent such Claims cannot, under applicable law, be released. The release of liability set forth herein does not extend to rights or claims that may arise from events occurring after execution of this Agreement, including, without limitation, claims for the enforcement of this Agreement, or to Executive’s exercise of rights under the Consolidated Omnibus Budget Reconciliation Act of 1986 to continued insurance, if applicable.

(b) Acceptance and Revocation Period. Executive shall have a period of 21 days from the date of delivery of this Agreement to accept Section 7(a) of this Agreement. Executive shall have a period of seven days after his execution of this Agreement during which Executive may revoke his acceptance of Section 7(a) of this Agreement by providing written notice of revocation to PremierWest Bancorp. Any such acceptance or revocation must be addressed to the Chairman, PremierWest Bancorp, 503 Airport Road, Medford, Oregon 97504, or such other address as Executive may be directed in writing by PremierWest Bancorp to provide such acceptance or revocation. To be effective, the acceptance or revocation must be received no later than 5:00 p.m. Pacific Time within the applicable time period. The 21-day acceptance period may be waived by Executive, but the seven-day revocation period may not be waived. If Executive’s acceptance of Section 7(a) of this Agreement is not affirmatively revoked in writing by Executive during the seven-day revocation period, it shall be deemed to have been accepted and not revoked. Section 7(a) of this Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If Executive properly executes his right to revoke acceptance of Section 7(a), the remainder of this Agreement shall nevertheless remain in full force and effect.

7. No Admission of Wrongdoing. Executive acknowledges and agrees that nothing in this Agreement constitutes or shall be construed as an admission of liability or wrongdoing on the part of PremierWest or the others released herein.

8. Successors. This Agreement shall be binding upon and inure to the benefit of and be enforceable by PremierWest and its successors and assigns.

9. Severability. The provisions of this Agreement shall be deemed severable. The invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions of this Agreement. Any provision held to be invalid or unenforceable shall be reformed to the extent (and only to the extent) necessary to make it valid and enforceable.

10. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Oregon, without giving effect to the principles of conflict of laws of such State.

11. Arbitration. The parties agree to submit any dispute arising under this Agreement to final, binding, private arbitration in Medford, Oregon. The disputes subject to arbitration include not only disputes involving the meaning or performance of the Agreement, but disputes about its negotiation, drafting, or execution. The dispute will be determined by a single arbitrator and governed by the then-existing rules of arbitration procedure in Jackson County Circuit Court, except as set forth herein. Instead of filing a civil complaint in Jackson County Circuit Court, a party will commence the arbitration process by noticing the other party. The parties will choose an arbitrator who specializes in employment conflicts from the arbitration list for Jackson County Circuit Court. If no such arbitrator is available, the parties will choose a similarly qualified arbitrator from any other arbitration list for other Circuit Courts in Oregon. If the parties are unable to agree on an arbitrator within ten (10) days of receipt of the list of arbitrators, each party will select one attorney from the list, and those two attorneys shall select the arbitrator from the list (with each of the two selecting attorneys then concluding their services and each being compensated by the party selecting each attorney, subject to recovery of such fees under Section 11). The arbitrator may charge his or her standard arbitration fees rather than the fees prescribed in the Jackson County Circuit Court arbitration procedures. The arbitrator will have full authority to determine all issues, including arbitrability, to award any remedy, including permanent injunctive relief, and to determine any request for attorney’s fees, costs and expenses in accordance with Section 12. There shall be no right to review the arbitrator’s decision in court. The arbitrator’s award may be reduced to final judgment or decree in Jackson County Circuit Court.

12. Expense/Attorneys’ Fees. The prevailing party shall be awarded all costs and expenses of the proceeding, including, without limitation, attorneys’ fees, filing and service fees, witness fees, and arbitrators’ fees. If arbitration is commenced, the arbitrator will have full authority and complete discretion to determine the “prevailing party” and the amount of costs and expenses to be awarded.

13. Injunctive Relief. Notwithstanding any other provision of this Agreement, an aggrieved party may seek a temporary restraining order or preliminary injunction in Jackson County Circuit Court to preserve the status quo during the arbitration proceeding, provided however, that the party seeking relief agrees that ultimate resolution of the dispute will still be determined through arbitration and not through court process. The filing of the court action for injunctive relief shall not hinder or delay the arbitration process.

14. This Agreement is Not Exclusive. This Agreement does not supersede any other agreement to which Executive may be party with PremierWest relating to noncompetition, nondisclosure, or the other matters referred to in this Agreement, whether those noncompetition, nondisclosure, or other provisions are contained in an employment agreement, a severance agreement, a salary continuation agreement, or any other agreement. This Agreement is in addition to any such other agreement(s). In case of conflict between this Agreement, on one hand, and any such other agreement(s), on the other, the agreement that was executed last shall govern.

15. Defined Terms. Terms used but not defined in this Agreement shall have the meanings given to them in the Employment Agreement.

IN WITNESS WHEREOF, Executive, PremierWest Bancorp, and the Bank have executed this Separation Agreement effective as of the day and year first set forth above.

PREMIERWEST BANCORP:

By: _____________________________ James M. Ford President and Chief Executive Officer	Date:______________________

PREMIERWEST BANK:

By: _____________________________ James M. Ford President and Chief Executive Officer

By signing below, I hereby agree to and accept all provisions of this Separation Agreement, specifically including, without limitation, the release and covenant not to sue that is set forth in Section 6(a) of this Separation Agreement. I understand that I have seven days after the date of my execution of this Separation Agreement to revoke my acceptance of the release and covenant not to sue contained in Section 6(a) of the Separation Agreement, and that if I do not revoke my acceptance by 5:00 p.m. Pacific Time on that date, the release and covenant not to sue will become effective. I understand that if I do revoke my acceptance of the release and covenant not to sue, I will forfeit all consideration for the release of claims as set forth in Section 10 of the Employment Agreement.

EXECUTIVE:

____________________________

Date signed: ______________, 20__